                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                             (Amendment No. 10)(1)

                                   SAIA, INC.
                                   ----------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                    78709Y105
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 3, 2006
                                ----------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box /_/ .

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 24 Pages)

--------
(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 2 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   300,246
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               300,246
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     300,246
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 3 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PARCHE, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   120,700
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               120,700
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     120,700
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 4 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG AMBROSE MASTER FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   41,986
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               41,986
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     41,986
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 5 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG HALIFAX FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   38,656
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               38,656
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     38,656
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 6 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   187,299
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               187,299
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     187,299
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 7 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ADMIRAL ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   420,946
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               420,946
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    420,946
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 8 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   187,299
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               187,299
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     187,299
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 9 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS CAPITAL GROUP, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   688,887
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               688,887
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     688,887
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 10 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     C4S & CO., LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   688,887
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               688,887
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     688,887
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 11 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    688,887
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               688,887
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    688,887
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 12 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    688,887
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               688,887
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    688,887
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 13 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    688,887
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               688,887
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     688,887
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 14 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                     688,887
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                                688,887
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      688,887
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     4.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 15 of 24 Pages
----------------------                                    ----------------------

          The following constitutes Amendment No. 10 ("Amendment No. 10") to the
Schedule 13D filed by the undersigned. This Amendment No. 10 amends the Schedule
13D as specifically set forth.

     Item 3 is hereby amended and restated as follows:

     The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax and
Ramius Master were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.
The aggregate purchase cost of the 688,887 Shares beneficially owned in the aggregate by all of the Reporting Persons is approximately $19,509,778, including brokerage commissions.

     Item 5 is hereby amended and restated as follows:

     The aggregate percentage of Shares reported owned by each person named herein is based upon 14,761,072 Shares outstanding, which is the total number of
Shares outstanding as of October 26, 2006, as reported in the Issuer's Quarterly
Report on Form 10-Q filed with the Securities and Exchange Commission on October
31, 2006.

     A.   Starboard

          (a)  As of November 6, 2006, Starboard beneficially owned 300,246
Shares.

               Percentage: Approximately 2.0%.

          (b)  1. Sole power to vote or direct vote: 300,246
               2. Shared power to vote or direct vote: 0
               3. Sole power to dispose or direct the disposition: 300,246
               4. Shared power to dispose or direct the disposition: 0

          (c)  The transactions by Starboard in the Shares since the filing of
Amendment No. 9 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     B.   Parche

          (a)  As of November 6, 2006, Parche beneficially owned 120,700 Shares.

               Percentage: Less than 1%.

          (b)  1. Sole power to vote or direct vote: 120,700
               2. Shared power to vote or direct vote: 0
               3. Sole power to dispose or direct the disposition: 120,700
               4. Shared power to dispose or direct the disposition: 0

          (c)  The transactions by Parche in the Shares since the filing of
Amendment No. 9 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 16 of 24 Pages
----------------------                                    ----------------------

     C.   RCG Ambrose

          (a)  As of November 6, RCG Ambrose beneficially owned 41,986 Shares.

               Percentage: Less than 1%.

          (b)  1. Sole power to vote or direct vote: 41,986
               2. Shared power to vote or direct vote: 0
               3. Sole powerto dispose or direct the disposition: 41,986
               4. Shared power to dispose or direct the disposition: 0

          (c)  The transactions by RCG Ambrose in the Shares since the filing of
Amendment No. 9 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     D.   RCG Halifax

          (a)  As of November 6, 2006, RCG Halifax beneficially owned 38,656
Shares.

               Percentage: Less than 1%.

          (b)  1. Sole power to vote or direct vote: 38,656
               2. Shared power to vote or direct vote: 0
               3. Sole power to dispose or direct the disposition: 38,656
               4. Shared power to dispose or direct the disposition: 0

          (c)  The transactions by RCG Halifax in the Shares since the filing of
Amendment No. 9 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     E.   Ramius Master

          (a)  As of November 6, 2006, Ramius Master beneficially owned 187,299
Shares.

               Percentage: Approximately 1.3%.

          (b)  1. Sole power to vote or direct vote: 187,299
               2. Shared power to vote or direct vote: 0
               3. Sole power to dispose or direct the disposition: 187,299
               4. Shared power to dispose or direct the disposition: 0

          (c)  The transactions by Ramius Master in the Shares since the filing of Amendment No. 9 to Schedule 13D are set forth in Schedule A and are incorporated by reference.

     F.   Admiral Advisors

          (a)  As of November 6, 2006, as the investment manager of Starboard and the managing member of Parche, Admiral Advisors may be deemed the beneficial

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 17 of 24 Pages
----------------------                                    ----------------------

owner of (i) 300,246 Shares owned by Starboard and (ii) 120,700 Shares owned by
Parche.

               Percentage: Approximately 2.9%.

          (b)  1. Sole power to vote or direct vote: 420,946
               2. Shared power to vote or direct vote: 0
               3. Sole power to dispose or direct the disposition: 420,946
               4. Shared power to dispose or direct the disposition: 0

          (c)  Admiral Advisors did not enter into any transactions in the
Shares since the filing of Amendment No. 9 to Schedule 13D. The transactions in the Shares since the filing of Amendment No. 9 to Schedule 13D on behalf of
Starboard and Parche are set forth in Schedule A and are incorporated herein by reference.

     G.   Ramius Advisors

          (a)  As of November 6, 2006, as the investment advisor of Ramius
Master, Ramius Advisors may be deemed the beneficial owner of 187,299 Shares owned by Ramius Master.

               Percentage: Approximately 1.3%.

          (b)  1. Sole power to vote or direct vote: 187,299
               2. Shared power to vote or direct vote: 0
               3. Sole power to dispose or direct the disposition: 187,299
               4. Shared power to dispose or direct the disposition: 0

          (c)  Ramius Advisors did not enter into any transactions in the Shares since the filing of Amendment No. 9 to Schedule 13D. The transactions in the
Shares since the filing of Amendment No. 9 to Schedule 13D on behalf of Ramius
Master are set forth in Schedule A and are incorporated herein by reference.

     H.   Ramius Capital

          (a)  As of November 6, 2006, as the sole member of Admiral Advisors and Ramius Advisors (the investment advisor of Ramius Master) and as the investment advisor to RCG Halifax and RCG Ambrose, Ramius Capital may be deemed the beneficial owner of (i) 300,246 shares owned by Starboard, (ii) 120,700
Shares owned by Parche, (iii) 41,986 Shares owned by RCG Ambrose, (iv) 38,656
Shares owned by RCG Halifax and (v) 187,299 Shares owned by Ramius Master.

               Percentage: Approximately 4.7%.

          (b)  1. Sole power to vote or direct vote: 688,887
               2. Shared power to vote or direct vote: 0
               3. Sole power to dispose or direct the disposition: 688,887
               4. Shared power to dispose or direct the disposition: 0

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 18 of 24 Pages
----------------------                                    ----------------------

          (c)  Ramius Capital did not enter into any transactions in the Shares since the filing of Amendment No. 9 to Schedule 13D. The transactions in the
Shares since the filing of Amendment No. 9 to Schedule 13D on behalf of
Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in
Schedule A and are incorporated herein by reference.

     I.   C4S

          (a)  As of November 6, 2006, as the managing member of Ramius Capital,
C4S may be deemed the beneficial owner of (i) 300,246 Shares owned by Starboard,
(ii) 120,700 Shares owned by Parche, (iii) 41,986 Shares owned by RCG Ambrose,
(iv) 38,656 Shares owned by RCG Halifax, and (v) 187,299 Shares owned by Ramius
Master.

               Percentage: Approximately 4.7%.

          (b)  1. Sole power to vote or direct vote: 688,887
               2. Shared power to vote or direct vote: 0
               3. Sole power to dispose or direct the disposition: 688,887
               4. Shared power to dispose or direct the disposition: 0

          (c)  C4S did not enter into any transactions in the Shares since the filing of Amendment No. 9 to Schedule 13D. The transactions in the Shares since the filing of Amendment No. 9 to Schedule 13D on behalf of Starboard, Parche,
RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

     J.   Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

          (a)  As of November 6, 2006, as the managing members of C4S, each of
Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 300,246 Shares owned by Starboard, (ii) 120,700 Shares owned by
Parche, (iii) 41,986 Shares owned by RCG Ambrose, (iv) 38,656 Shares owned by
RCG Halifax and (v) 187,299 Shares owned by Ramius Master. Each of Messrs.
Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax and
Ramius Master by virtue of their shared authority to vote and dispose of such
Shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such Shares.

               Percentage: Approximately 4.7%.

          (b)  1. Sole power to vote or direct vote: 0
               2. Shared power to vote or direct vote: 688,887
               3. Sole power to dispose or direct the disposition: 0
               4. Shared power to dispose or direct the disposition: 688,887

           (c) None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon has
entered into any transactions in the Shares since the filing of Amendment No. 9 to Schedule 13D. The transactions in the Shares since the filing of Amendment

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 19 of 24 Pages
----------------------                                    ----------------------

No. 9 to Schedule 13D on behalf of Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

          (d)  No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such Shares.

          (e)  As of November 3, 2006, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Shares of the Issuer.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 20 of 24 Pages
----------------------                                    ----------------------

                                   SIGNATURES

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   November 7, 2006

RAMIUS CAPITAL GROUP, LLC                   RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC,
    as Managing Member                          its Investment Advisor

By: /s/ Jeffrey M. Solomon                  By: C4S & Co., L.L.C.,
    -------------------------------------       its Managing Member
    Name: Jeffrey M. Solomon
    Title: Managing Member                  By: /s/ Jeffrey M. Solomon
                                                --------------------------------
                                                Name: Jeffrey M. Solomon
                                                Title: Managing Member

RCG HALIFAX FUND, LTD.                      RAMIUS MASTER FUND, LTD

By: Ramius Capital Group, LLC,              By: Ramius Advisors, LLC
    its Investment Advisor                      its Investment Advisor

By: C4S & Co., L.L.C.,                      By: Ramius Capital Group, LLC
    its Managing Member                         its Managing Member

By: /s/ Jeffrey M. Solomon                  By: /s/ Jeffrey M. Solomon
    ------------------------------------        --------------------------------
    Name: Jeffrey M. Solomon                    Name: Jeffrey M. Solomon
    Title: Managing Member                      Title: Managing Member

C4S & CO., L.L.C.                           JEFFREY M. SOLOMON

By: /s/  Jeffrey M. Solomon                 /s/ Jeffrey M. Solomon
    ------------------------------------    ------------------------------------
    Name: Jeffrey M. Solomon                Individually and as attorney-in-fact
    Title: Managing Member                  for Peter A.Cohen, Morgan B. Stark
                                            and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 21 of 24 Pages
----------------------                                    ----------------------

STARBOARD VALUE & OPPORTUNITY               PARCHE, LLC
MASTER FUND LTD.                            By: Admiral Advisors, LLC,
                                            its managing member
By: /s/ Jeffrey M. Solomon
    -------------------------------------   By: /s/ Jeffrey M. Solomon
    Name: Jeffrey M. Solomon                    --------------------------------
    Title: Authorized Signatory                 Name: Jeffrey M. Solomon
                                                Title: Authorized Signatory

ADMIRAL ADVISORS, LLC                       RAMIUS ADVISORS, LLC
By: Ramius Capital Group, LLC,              By: Ramius Capital Group, LLC,
    its managing member                         its managing member

By: /s/ Jeffrey M. Solomon                  By: /s/ Jeffrey M. Solomon
    ------------------------------------        --------------------------------
    Name: Jeffrey M. Solomon                    Name: Jeffrey M. Solomon
    Title: Authorized Signatory                 Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 22 of 24 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

 TRANSACTIONS IN THE SHARES SINCE THE FILING OF AMENDMENT NO. 9 TO SCHEDULE 13D

Shares of Common Stock              Price Per                         Date of
    Bought / (Sold)                  Share($)                      Purchase/Sale
----------------------              ---------                      -------------

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                ------------------------------------------------

        (17,434)                      31.1963                         10/24/06
         (7,255)                      31.5252                         10/24/06
        (10,765)                      32.0341                         10/24/06
           4,358                      27.3699                         10/25/06
           (244)                      25.9957                         10/26/06
           (436)                      27.0000                         10/27/06
         (4,358)                      27.5750                         10/30/06
         (4,358)                      27.8940                         10/30/06
         (1,511)                      27.4599                         10/31/06
         (4,445)                      27.1064                         10/31/06
         (8,717)                      26.9475                         10/31/06
         (2,114)                      27.1402                         11/01/06
        (10,896)                      25.9165                         11/03/06

                                   PARCHE, LLC
                                   -----------

         (3,320)                      31.1963                         10/24/06
         (3,688)                      31.1963                         10/24/06
         (1,382)                      31.5252                         10/24/06
         (1,535)                      31.5252                         10/24/06
         (2,050)                      32.0341                         10/24/06
         (2,278)                      32.0341                         10/24/06
             830                      27.3699                         10/25/06
             923                      27.3699                         10/25/06
            (46)                      25.9957                         10/26/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 23 of 24 Pages
----------------------                                    ----------------------

            (51)                      25.9957                         10/26/06
            (83)                      27.0000                         10/27/06
            (92)                      27.0000                         10/27/06
           (830)                      27.5750                         10/30/06
           (922)                      27.5750                         10/30/06
           (830)                      27.8940                         10/30/06
           (922)                      27.8940                         10/30/06
           (288)                      27.4599                         10/31/06
           (320)                      27.4599                         10/31/06
           (847)                      27.1064                         10/31/06
           (940)                      27.1064                         10/31/06
         (1,660)                      26.9475                         10/31/06
         (1,844)                      26.9475                         10/31/06
           (402)                      27.1402                         11/01/06
           (447)                      27.1402                         11/01/06
         (2,075)                      25.9165                         11/03/06
         (2,305)                      25.9165                         11/03/06

                          RCG AMBROSE MASTER FUND, LTD.
                          -----------------------------

         (2,438)                      31.1963                         10/24/06
         (1,015)                      31.5252                         10/24/06
         (1,505)                      32.0341                         10/24/06
             609                      27.3699                         10/25/06
            (34)                      25.9957                         10/26/06
            (61)                      27.0000                         10/27/06
           (609)                      27.5750                         10/30/06
           (609)                      27.8940                         10/30/06
           (622)                      27.1064                         10/31/06
           (211)                      27.4599                         10/31/06
         (1,219)                      26.9475                         10/31/06
           (296)                      27.1402                         11/01/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 24 of 24 Pages
----------------------                                    ----------------------

         (1,524)                      25.9165                         11/03/06

                             RCG HALIFAX FUND, LTD.
                             ----------------------

         (2,244)                      31.1963                         10/24/06
           (934)                      31.5252                         10/24/06
         (1,386)                      32.0341                         10/24/06
             561                      27.3699                         10/25/06
            (31)                      25.9957                         10/26/06
            (56)                      27.0000                         10/27/06
           (562)                      27.5750                         10/30/06
           (562)                      27.8940                         10/30/06
           (573)                      27.1064                         10/31/06
           (195)                      27.4599                         10/31/06
         (1,122)                      26.9475                         10/31/06
           (272)                      27.1402                         11/01/06
         (1,403)                      25.9165                         11/03/06

                             RAMIUS MASTER FUND, LTD
                             -----------------------

        (10,876)                      31.1963                         10/24/06
         (6,715)                      32.0341                         10/24/06
         (4,526)                      31.5252                         10/24/06
           2,719                      27.3699                         10/25/06
           (152)                      25.9957                         10/26/06
           (272)                      27.0000                         10/27/06
         (2,719)                      27.5750                         10/30/06
         (2,719)                      27.8940                         10/30/06
         (2,773)                      27.1064                         10/31/06
           (943)                      27.4599                         10/31/06
         (5,438)                      26.9475                         10/31/06
         (1,318)                      27.1402                         11/01/06
         (6,797)                      25.9165                         11/03/06